AGREEMENT OF SETTLEMENT AND RELEASE

B E T W E E N :

STELLAR PHARMACEUTICALS INC.

(hereinafter referred to as "**Corporation**)

- and -

PETER RIEHL

(hereinafter referred to as "**Riehl**")

WHEREAS Corporation and Riehl are parties to an Executive Employment Agreement dated January 1, 2007 (the "**Agreement**");

AND WHEREAS Riehl has advised Corporation that he will retire as Chief Executive Officer, President and Director of Corporation, effective January 17, 2011;

AND WHEREAS the parties have agreed to resolve and settle in full all claims of any kind that could be or could have been raised by Riehl under any federal or provincial law or under any statute or contract or tort law, the Agreement or otherwise, against Corporation and its subsidiaries, affiliates, unincorporated divisions, successors or assigns, or against any past or present director, officer, agent, shareholder or individual now or previously employed by or representing any of them;

NOW THEREFORE the parties agree as follows:

1. Corporation shall pay Riehl the sum of Four Hundred and One Thousand One Hundred Dollars ($401,000), less taxes and other deductions required by law.

2. Corporation agrees that Riehl may make a payment from the amount referred to in paragraph 1 above into his RRSP account up to One Hundred Thousand ($100,000.)

PR SAB

Dollars and he will provide the details of the RRSP account and completed confirmation forms.

3. Corporation agrees to characterize the payments referred to in paragraph 1 as a retiring allowance.

4. Corporation agrees that Riehl shall be entitled to the benefit of any Officer and Director Insurance coverage consistent with the terms and conditions of the insurance policy for any matters which arose on or before January 17, 2011 ("**Termination Date**").

5. Corporation shall have its insurance benefit carrier continue Riehl's current health and insurance benefits until January 16, 2013.

6. Corporation shall contribute a maximum of Five Thousand ($5,000.) for legal fees incurred by Riehl in obtaining independent advice relating to the negotiation and finalization of this agreement.

7. Riehl shall be entitled to exercise his vested options subject only to the Option Agreement and the applicable provisions of Securities law.

8. Riehl undertakes and agrees to resign as President, CEO and as director from the Corporation and any other associated or related companies effective on the Termination Date and shall execute any documentation required for such purpose.

9. All monetary amounts referred to herein shall be in Canadian funds and shall be subject to withholding of taxes and other deductions required by law or as agreed to, in writing, between the parties.

10. Corporation agrees that Riehl can attend at the office of the Corporation on an agreed upon date and time to retrieve his personal belongings. Corporation and Riehl agree that Janice Clark will coordinate this.

11. Corporation shall allow Riehl to address the Corporation's National Sales Force on or about the Termination Date on condition that the parties have executed this Agreement of

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Settlement and Release and on the strict understanding that Mr. Arnold Tenney will also be present at that time. Riehl shall use his best efforts to:

(a) ensure a smooth transition to his successor CEO and/or Interim CEO;

(b) cooperate and provide his reasonable assistance from time to time, at no further cost to the Corporation, in answering inquiries about the Corporation's business during the time he acted as President and CEO, or dealing with any regulatory, professional or accounting issues which may have arisen during the time he acted as President and CEO; and

(c) sign such documents as may be reasonably requested for him to execute in order for the Corporation to comply with its regulatory, legal or accounting requirements in connection with the time periods when Riehl acted as President and CEO.

12. Riehl acknowledges that in the course of carrying out, performing and fulfilling his obligations to Corporation or any affiliate or associate of Corporation and as an officer and Director of Corporation, Riehl has had, and did have, access to and acquired information that would reasonably be considered confidential to Corporation, its affiliates or associates and the disclosure of such information to competitors of Corporation, its affiliates or associates, or the general public, would be highly detrimental to the best interests of Corporation, its affiliates or associates.

13. Riehl acknowledges that Confidential Information shall have the meaning ascribed to it in the Agreement.

14. Riehl acknowledges and agrees that he shall remain an insider until such Confidential Information is part of the public domain.

15. Riehl covenants and agrees that he will not, except with the prior written consent of Corporation, at any time, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the Confidential Information as defined in the Agreement. Disclosure of Confidential Information shall not be prohibited if the

disclosure is directly made pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that:

(a) Riehl shall first have given prompt notice to Corporation of any possible or prospective order (or proceeding pursuant to which any order may result); and

(b) Corporation shall have been afforded a reasonable opportunity to prevent or limit any disclosure. All right, title and interest in any Confidential Information and all notes, data, tapes, reference items, memoranda, records, programs, software and other materials containing or in any way relating to any Confidential Information or to the business of Corporation, its affiliates or associates ("**Materials**") shall belong exclusively to Corporation or its affiliate or associates, as the case may be, and Riehl agrees that if requested he will as soon as practicable to the best of his ability turn over to Corporation all copies of any Materials in the possession or under the control of Riehl which are required by Corporation for the conduct of business.

16. Riehl undertakes and agrees that any business opportunities related to the business of Corporation, its affiliates or associates, which became known to Riehl during the period of his employment must be fully disclosed and made available to Corporation by Riehl and Riehl agrees not to take or omit to take any action if the result would be to divert from Corporation, its affiliates or associates any opportunity which is within the scope of its business as known to Riehl.

17. Riehl acknowledges and agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, improvements, product specifications, research materials and databases made or conceived by Riehl during his employment relating to the business or affairs of Corporation, its affiliates or associates (collectively, the "**Intellectual Property**") shall belong to Corporation, its affiliates or associates.

18. Riehl undertakes and agrees to abide by the Non-Competition and Non-Solicitation provisions contained in the Agreement.

19. Riehl further acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions contained in the Agreement, the Corporation's remedy in the form of monetary damages may be inadequate and that Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from any court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach. Riehl also acknowledges that the operation of the foregoing covenants may seriously constrain his freedom to seek other remunerative employment.

20. Riehl undertakes and agrees to not, either directly or indirectly, publish or disclose the contents of this agreement or any terms thereof, in any manner whether in writing or orally, to any individual or entity (except for any one from whom Riehl obtains professional advice regarding this agreement or to family members or as required by a court or regulatory authority), whether individually or by or through any agent, representative, attorney or other person.

21. Riehl and Corporation each undertake and agree to not make any disparaging remarks about the other, including, the Corporation's shareholders, officers, directors and employees, whether past or present.

22. The parties agree that this agreement may not be used as evidence by either of them in any action, arbitration or other legal proceeding except one in which one of the parties alleges a breach of this agreement or as required by a court.

23. In the event of any dispute or controversy relating to this agreement same shall be referred to arbitration before a single arbitrator, to be conducted in the City of London, Province of Ontario, in accordance with the provisions set out in Article 7 of the Agreement. The decision of such arbitrator shall be final and binding and without any right of appeal.

24. In consideration for the payments and other promises contained in this agreement, Riehl agrees to execute full and final Release attached hereto as Schedule 'A'.

25. This agreement and the terms hereof supersede and replace all prior discussions and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters contemplated by this agreement and the parties hereto do not rely upon or regard as material, any representations or writings whatsoever not incorporated into and made a part of this agreement. This agreement shall not be amended, altered or modified except in writing signed by the parties.

THIS AGREEMENT may be executed in counterparts, all of which together shall constitute a single, original instrument.

HAVING READ AND UNDERSTOOD THIS AGREEMENT AND RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

DATED this 15th day of January, 2011.

STELLAR PHARMACEUTICALS INC.

Per: ______________________

Name: ~~Arnold Tenney~~ STEVEN GOLDMAN

Title: ~~Chairman of the Board of Directors~~ DIRECTOR

I have the authority to bind the corporation

____
Witness

____
PETER RIEHL

SCHEDULE 'A'

RELEASE AND INDEMNITY

IN CONSIDERATION for the payments and other benefits contained in the attached Agreement of Settlement and Release dated January 14, 2011, the sufficiency of which is hereby acknowledged, I **PETER RIEHL**, for myself, my heirs, executors, administrators and assigns, hereby release and forever discharge **STELLAR PHARMACEUTICALS INC.** and its parent, subsidiaries, affiliates, unincorporated divisions, predecessors, successors and assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees (collectively the "Releasees") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have or may have hereafter against any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever up to and including the date on which this agreement becomes effective. Without limiting the generality of the foregoing, this instrument shall release the Releasees from any claim arising out of or in any way relating to my employment or the cessation thereof, including but not limited to all claims that could have been raised under *the Employment Standards Act*, 2000, S.O. 2000, c.41 as amended, *the Human Rights Code*, R.S.O. 1990, c. H.19, as amended, *Workplace Safety and Insurance Act, Occupational Health and Safety Act*, and Regulations, R.S.O. 1990 c. 0.1, as amended including but not limited to any claim for commissions, vacation pay, overtime pay, health benefits, options, rights, warrants, bonuses, payment under any bonus or other compensation plan and any other compensation of any kind whatsoever under any federal or provincial law, by statute, regulation, contract or tort law, or otherwise and that I have not been subjected to any unequal treatment contrary to the Ontario Human Rights Code.

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or demand or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief whatsoever against the said Releasees in respect of any cause, matter or thing whatsoever arising out of or in consequence of my employment or the termination of my employment with the Releasees. I further agree that this Release shall operate

conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

AND FOR THIS CONSIDERATION I further agree to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada and/or the Income Tax Act of the Province of Ontario and/or under the Employment Insurance Act of Canada, in respect of any failure on the part of the Releasees to withhold income tax and/or any amounts previously paid to me by Human Resources and Skills Development Canada on account of employment insurance benefits received from the said consideration any interest or penalties relating to same, and further, to indemnify the Releasees for any costs or expenses it may incur in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or the refusal of the Releasees to comply with the terms of settlement as agreed upon.

AND I HEREBY DECLARE that I fully understand the terms of this settlement and have received independent legal advice prior to executing this document and that I voluntarily accept the consideration offered for the purpose of making full and final compromise and settlement of all claims as aforesaid.

AND I HEREBY AGREE AND UNDERTAKE to resign as President, CEO and as Director of Stellar Pharmaceuticals Inc., and shall execute any documentation required for such purpose.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned, the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IT IS UNDERSTOOD AND AGREED that the giving of the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of the Releasees.